EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 5, 2006

Huron Consulting Group Elects Lockhart to Board of Directors

CHICAGO - December 5, 2006 - Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced the election of H. Eugene Lockhart to the Company’s Board of Directors, expanding the board to seven members. Lockhart, 57, is the chairman of Financial Institutions for Diamond Castle Holdings, a private equity investment firm in New York.

“Gene brings a wealth of business and finance knowledge to the role and we are pleased to welcome him to Huron’s Board of Directors,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group. “We know he will be an active and dedicated board member.”

Lockhart is also a member of the board of directors of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries; Radio Shack Corporation, a retail seller of consumer electronic goods and services; and Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. He also served on the University of Virginia Board of Managers (president) and Darden School (chairman). Lockhart has served as a venture partner at Oak Investment Partners, chairman and chief executive officer of NewPower Holdings, president of Consumer Services for AT&T, president of Global Retail Bank and vice chairman of BankAmerica Corporation, and president and chief executive officer of MasterCard International.

The Board selected Lockhart to serve as a Class I director. Class I directors will stand for re-election at the Company’s annual meeting of shareholders in 2008.

About Huron Consulting Group
Huron Consulting Group helps clients effectively address complex challenges that arise in litigation, disputes, investigations, regulatory compliance, procurement, financial distress, and other sources of significant conflict or change. The Company also helps clients deliver superior customer and capital market performance through integrated strategic, operational, and organizational change. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8722
garyburge@huronconsultinggroup.com

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